SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/2003
FILE NUMBER 811-05426
SERIES NO.: 6


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                  55,832
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                  19,646
              Class C Shares                   3,495


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $ 5.05
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $ 4.71
              Class C Shares                $ 4.71